Exhibit 99.1

KEY TECHNOLOGY ANNOUNCES FISCAL 2014 FIRST QUARTER
FINANCIAL RESULTS

WALLA WALLA, Wash., January 30, 2014 -- Key Technology, Inc. (NASDAQ: KTEC) announced today sales and operating results for its fiscal 2014 first quarter, ended December 31, 2013.

Net sales for the three months ended December 31, 2013 totaled $22.7 million, compared to $19.9 million recorded in the corresponding quarter last year. The Company reported a net loss for the quarter of $2.6 million, or $0.42 per diluted share, compared to a net loss of $874,000, or $0.16 per diluted share, in the same period a year ago.

The gross profit for the first quarter of fiscal 2014 was $6.2 million, compared to $6.5 million in the corresponding period last year. As a percentage of sales, gross profit was 27.2% and 32.7% in the first quarter of fiscal 2014 and 2013, respectively. Operating expenses for the quarter ended December 31, 2013 were $10.1 million, or 44.3% of sales, compared to $7.7 million, or 38.9% of sales, in the same quarter last year.

Jack Ehren, President and CEO, stated, "Our business still serves seasonal and cyclical industries in which orders, shipments, and backlog quantities vary on a quarter-to-quarter, and year-to-year basis. As Key expands its core markets and enters new adjacencies, we expect to decrease this cyclical nature of our business."

Key's backlog at the end of the first quarter of fiscal 2014 was $36.7 million, compared to $49.3 million one year ago. New orders received during the first quarter were $34.1 million, compared to $38.1 million in the corresponding period last year.

Ehren commented, "The first quarter of fiscal 2014 included several important strategic wins that validate our customer-focused emphasis, and our new and enhanced innovative solutions. We executed and won several significant orders with both existing and new customers in our core markets and new applications."

Ehren concluded, "We believe we are driving the right strategy and making sound decisions for the Company and our shareholders. We are strengthening our position in our core markets, aggressively pursuing new adjacent markets, and providing industry-leading technology and solutions to our customers. Management's principal focus remains on generating long-term growth, profitability and shareholder value by building and executing on our strengthened foundation."

Conference Call
The Company's conference call related to the fiscal 2014 first quarter results can be heard live on the Internet at 2:00 p.m. Pacific Time on Thursday, January 30, 2014. To access the audio webcast, go to http://www.key.net/investors/investor-events/default.html at least fifteen minutes prior to the call to download and install any necessary audio software.

About Key Technology
Key Technology, an ISO-9001 certified company, is a global leader in the design and manufacture of process automation systems including digital sorters, conveyors, and processing equipment. Applying processing knowledge and application expertise, Key helps customers in the food processing and other industries improve quality, increase yield, and reduce cost. With worldwide sales representation, the company maintains demonstration and testing facilities at its headquarters and manufacturing divisions in Walla Walla, Washington, USA; and at Key Technology in Beusichem, the Netherlands, and Hasselt, Belgium. The company's common stock trades on the Global Market tier of The NASDAQ Stock Market® under the symbol KTEC.

Forward-Looking Statements
Certain statements in this press release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. These statements may relate to expected results of operations or gross margins; expected trends in sales, orders, earnings and other financial measures; projected expenses, including general and administrative expenses; national and international economic conditions; the effect of foreign exchange fluctuations; or other future occurrences. Actual results could differ materially from those anticipated in the forward-looking statements as a result of a variety of economic, competitive and governmental risks and uncertainties. These risks and uncertainties include, among other things, industry consolidation increasing competition in the food processing equipment industry; advances in technology by competitors adversely affecting our sales and profitability; a variety of factors that could increase our cost of operations and reduce gross margins and profitability, including expansion into new markets, complex projects and applications, and integrated product offerings; acquisitions that may harm our operating results; the failure of our independent sales representatives to perform as expected, thereby harming our net sales; our dependence on certain suppliers leaving us temporarily without adequate access to raw materials or products; significant investments in unsuccessful research and development efforts adversely affecting our business; and increased or unanticipated costs associated with product warranties adversely affecting our profitability. These and other risk factors are discussed in our filings with the Securities and Exchange Commission, including in Item 1A, "Risk Factors," of our Annual Report on Form 10-K for the fiscal year ended September 30, 2013. We undertake no obligation to update or revise any forward-looking statements in this press release as a result of subsequent developments, except as may be required by law.

Contact
Jeff Siegal
Vice President and CFO
Key Technology, Inc.
150 Avery Street
Walla Walla, WA 99362
Tel: +1 509-394-3300
Email: jsiegal@key.net
URL: www.key.net

News releases and other information about Key Technology, Inc. can be accessed at www.key.net.

(Financial Tables to Follow)

Key Technology, Inc. and Subsidiaries
Statement of Selected Operating Information
(Unaudited, in thousands, except per share data)

	Three Months Ended December 31,
	2013	2012

Net sales	$22,725	$19,854
Cost of sales	16,555	13,370
Gross profit	6,170	6,484
Operating expenses:
Sales and marketing	4,773	3,857
Research and development	2,430	1,736
General and administrative	2,416	2,129
Amortization of intangibles	437	4
Total operating expenses	10,056	7,726
Gain on disposition of assets	6	20
Loss from operations	(3,880)	(1,222)
Other income (expense)	(65)	(63)
Loss before income taxes	(3,945)	(1,285)
Income tax benefit	(1,339)	(411)
Net loss	$(2,606)	$(874)
Net loss per share
- basic	$(0.42)	$(0.16)
- diluted	$(0.42)	$(0.16)

Shares used in per share calculation - basic	6,276	5,304
Shares used in per share calculation - diluted	6,276	5,304

Key Technology, Inc. and Subsidiaries
Selected Balance Sheet Information
(Unaudited, in thousands)

	December 31, 2013	September 30, 2013

Cash and cash equivalents	$11,374	$17,601
Trade accounts receivable, net	12,168	17,725
Inventories	31,717	27,921
Total current assets	65,525	72,573
Property, plant and equipment, net	16,694	17,259
Goodwill	11,968	11,821
Intangible assets, net	10,713	10,982
Total assets	106,804	114,624
Total current liabilities, including current portion of long-term debt	24,907	30,235
Long-term debt	5,422	5,612
Shareholders' equity	71,023	73,125

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